FORM 8-K/A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           Date of Report (Date of Earliest Event Reported): June 1, 2000
                                                             ------------



                        SURGICAL LASER TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



             Delaware                      0-17919               31-1093148
-------------------------------        ----------------      -------------------
(State or other jurisdiction of        (Commission file      (I.R.S. Employer
 incorporation or organization)             number)          Identification No.)



                               147 Keystone Drive
                           Montgomeryville, PA 18936
                    ---------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                 (215) 619-3600
              ---------------------------------------------------
              (Registrant's telephone number, including area code)


         ---------------------------------------------------------------
         (Former name, former address and former fiscal year, if changed since last report)

The Registrant hereby amends Form 8-K, for the event dated June 1, 2000, to include the following financial statements and pro forma financial information, in reliance upon instructions 7 (a) (4) and 7 (b) (2) of Form 8-K.


     ITEM 7.    Financial Statements and Exhibits                                                PAGE
                                                                                                 ----
(a)   Financial Statements of Surgical Innovations & Services, Inc.

      Independent Auditors' Report                                                                 3
      Balance Sheet as of December 31, 1998                                                        4
      Statement of Operations for the year ended December 31, 1998                                 5
      Statement of Stockholders' Equity for the year ended December 31, 1998                       6
      Statement of Cash Flows for the year ended December 31, 1998                                 7
      Notes to Financial Statements                                                                8

      Independent Auditors' Report                                                                13
      Balance Sheet as of December 31, 1999                                                       14
      Statement of Operations for the year ended December 31, 1999                                15
      Statement of Stockholders' Equity for the year ended December 31, 1999                      16
      Statement of Cash Flows for the year ended December 31, 1999                                17
      Notes to Financial Statements                                                               18

(b)   Interim Financial Information of Surgical Innovations & Services, Inc.

      Unaudited Balance Sheet as of March 31, 1999 and March 31, 1998                             23
      Unaudited Statement of Operations  for the quarters ended March 31, 1999 and
      March 31, 1998                                                                              24
      Unaudited Statement of Cash Flows for the quarters ended March 31, 1999 and
      March 31, 1998                                                                              25
      Notes to Unaudited Interim Financial Statements                                             26

(c)   Pro Forma Financial Information of Surgical Laser Technologies, Inc. and Subsidiaries

      Unaudited Pro Forma Combined Balance Sheet as of April 2, 2000                              28
      Unaudited Pro Forma Combined Statement of Operations for the year ended
      January 2, 2000                                                                             29
      Unaudited Pro Forma Combined Statement of Operations for the quarter
      ended April 2, 2000                                                                         30
      Notes to Unaudited Pro Forma Combined Financial Statements                                  31

     SIGNATURES                                                                                   33

(a) Financial Statements of Surgical Innovations & Services, Inc.


Report of Independent Public Accountants

Board of Directors
Surgical Innovations & Services, Inc.


     We have audited the accompanying balance sheet of Surgical Innovations & Services Inc. (an Alabama corporation) as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surgical Innovations & Services, Inc, as of December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



Grant Thornton LLP


Philadelphia, Pennsylvania
July 28, 2000

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 1998

       ASSETS

CURRENT ASSETS
    Cash                                                                          $   72,096
    Accounts receivable, net of allowance for doubtful accounts of $1,500            248,022
    Inventories                                                                       75,346
    Prepaids and other                                                                19,829
                                                                                  ----------

       Total current assets                                                          415,293

PROPERTY AND EQUIPMENT, net                                                        1,916,942
                                                                                  ----------

       Total assets                                                               $2,332,235
                                                                                  ==========
       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Line of credit                                                                $   73,686
    Current maturities of long-term debt                                             436,055
    Accounts payable                                                                 514,125
    Accrued liabilities                                                               23,878
                                                                                  ----------
       Total current liabilities                                                   1,047,744
                                                                                  ----------
LONG-TERM DEBT, net of current maturities                                            876,568
                                                                                  ----------
DEFERRED INCOME TAXES                                                                205,600
                                                                                  ----------
STOCKHOLDERS' EQUITY
    Common stock, $1.00 par value, 5,000 shares authorized, 1,000 shares
      issued and outstanding                                                           1,000
    Additional paid-in capital                                                       245,161
    Accumulated deficit                                                              (43,838)
                                                                                  ----------

       Total stockholders' equity                                                    202,323
                                                                                  ----------

       Total liabilities and stockholders' equity                                 $2,332,235
                                                                                  ==========



The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                             STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998


REVENUES                                                           $2,098,662

COST OF REVENUES                                                    1,202,959
                                                                   ----------

GROSS PROFIT                                                          895,703

OPERATING EXPENSES                                                    927,413
                                                                   ----------

LOSS FROM OPERATIONS                                                  (31,710)

OTHER EXPENSE
    Interest expense                                                  123,066
                                                                   ----------

LOSS BEFORE INCOME TAXES                                             (154,776)

PROVISION FOR INCOME TAXES                                             81,300
                                                                   ----------

       Net loss                                                    $ (236,076)
                                                                   ==========


The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1998

                                                                          Retained
                                                      Additional          earnings
                                         Common         paid-in         (accumulated
                                          stock         capital            deficit)         Total
                                         -------      ----------        ------------       --------
BALANCE, beginning of year               $1,000         $245,161          $192,238         $438,399

Net loss                                    -                -            (236,076)        (236,076)
                                         ------         --------         ---------        ---------

BALANCE, end of year                     $1,000         $245,161         $ (43,838)        $202,323
                                         ======         ========         =========         ========


The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998



CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                         $(236,076)
    Adjustments to reconcile net income to net cash provided
      by operating activities
    Depreciation                                                       248,680
    Deferred income tax provision                                       81,300
    Changes in assets and liabilities
       Accounts receivable                                              11,356
       Inventories                                                      (8,675)
       Prepaid and other                                                 3,870
       Accounts payable                                                361,976
       Accrued liabilities                                                 166
                                                                    ----------

          Net cash provided by operating activities                    462,597
                                                                    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Capital expenditures                                              (631,826)
                                                                    ----------

          Net cash used in investing activities                       (631,826)
                                                                    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net proceeds from line of credit                                    73,686
    Proceeds from long term debt                                     1,312,623
    Principal payments on long term debt                            (1,152,780)
                                                                    ----------

          Net cash provided by financing activities                    233,529
                                                                    ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               64,300

CASH AND CASH EQUIVALENTS, beginning of year                             7,796
                                                                    ----------

CASH AND CASH EQUIVALENTS, end of year                              $   72,096
                                                                    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid for interest                                          $  124,611
                                                                    ==========



The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1998


NOTE A - THE COMPANY AND BASIS OF PRESENTATION

     Surgical Innovations & Services, Inc. (SIS or the Company) was founded in 1993 to create a contract sales and distribution company providing laser services to hospitals. SIS is headquartered in Tuscaloosa, Alabama, and provides certified technicians to operate surgical lasers on a fee-per-case basis. SIS operates lasers for doctors performing urological, gynecological, cosmetic, and orthopedic procedures primarily in hospitals in the Southeastern United States.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

     1. Accounts Receivable

     Accounts receivable represent amounts due from clients for services provided by the Company. Such amounts are recorded net of estimated allowances for bad debts. The Company regularly reviews its accounts receivable and makes provisions for potentially uncollectible balances. At December 31, 1998, management believes the Company had incurred no material impairments to the carrying values of its accounts receivable, other than uncollectible amounts for which provisions have been made.

     2. Inventories

     Inventories consist primarily of disposable medical supplies and equipment which the Company considers finished goods. Inventories are stated at the lower of cost (first-in, first-out basis) or market.

     3. Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations when incurred.

     Laser units and laser accessories used for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are capitalized and included in property and equipment. These capitalized units and accessories are being depreciated on a straight-line basis over a period of up to ten years.

     4. Revenues and Expenses

     The Company's revenues are primarily derived from the performance of laser procedures under service contracts with hospitals and sales of disposable products used in conjunction with laser procedures. Revenues are recorded at the time services are performed or products are used. Cost of revenues consists primarily of the cost of disposable medical supplies and equipment used during the laser procedures and related labor costs.


                                  (Continued)

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                DECEMBER 31, 1998




NOTE B - SIGNIFICANT ACCOUNTING POLICIES - Continued

     5. Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     6. Impairment of Long-Lived Assets

     Pursuant to Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, SIS is required to evaluate the impairment of long-lived assets and certain identifiable intangible assets on a periodic basis. SIS reviews the realizability of its long-lived assets by analyzing the projected undiscounted cash flows and adjusts the net book value of the recorded assets when necessary. No such adjustments have been recorded in 1998.

     7. Concentrations

     In the normal course of business, the Company extends credit to its customers, which are primarily alternate-site health care providers. At December 31, 1998, approximately 12%, or $30,000, of accounts receivable was concentrated in one customer. Additionally, approximately 14%, or $304,000, of revenues were generated from one customer. Also, the Company purchases the majority of its laser supplies from one supplier.

     8. Income Taxes

     The Company accounts for its income taxes under the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The principal difference between assets and liabilities for financial statement and tax return purposes is accelerated depreciation.

NOTE C - PROPERTY AND EQUIPMENT, NET

     As of December 31,1998, property and equipment consists of:

                                               Useful lives            Amount
                                               ------------          ----------
     Laser equipment                             10 years            $2,117,180
     Vehicles                                     5 years               267,313
     Computer equipment                         3-5 years                39,895
     Furniture and office equipment               7 years                13,013
                                                                     ----------
                                                                      2,437,401
     Less accumulated depreciation                                      520,459
                                                                     ----------

     Net property and equipment                                      $1,916,942
                                                                     ==========

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                DECEMBER 31, 1998


NOTE D - SHORT-TERM BORROWINGS

     The Company has entered into a $100,000 revolving line of credit agreement with a bank, with interest payable monthly at the bank's commercial rate (effectively 7.75% at December 31, 1998). The line of credit is secured by substantially all of the Company's fixed assets. The line of credit contains various restrictive covenants, generally common to such loan agreements, which include defined levels of tangible net worth, total liabilities to tangible net worth and fixed charge coverage. The amount outstanding under the revolving line of credit at December 31, 1998 was $73,686.

NOTE E - LONG-TERM DEBT

     The Company's long-term debt at December 31, 1998 consists of the following:

       Term note payable, due in monthly installments of $36,549 including interest at
          7.5% per annum through January 10, 2002, secured by the Company's assets         $1,190,002

       Note payable, due in monthly installments of $4,153, including interest of 7.5%
          through September 10, 1999, secured by certain fixed assets                          36,226

       Note payable, due in monthly installments of $1,552, including interest at 7.5%
          through October 10, 2002, secured by certain fixed assets                            61,757

       Note payable, due in monthly installments of $623, including interest at 8.00%
          through October 10, 2002, secured by vehicle                                         24,638
                                                                                           ----------

       Total long-term debt                                                                 1,312,623

       Less current maturities of long-term debt                                              436,055
                                                                                           ----------

                                                                                           $  876,568
                                                                                           ==========


    The Company's credit facilities contain various restrictive covenants.

    As of December 31, 1998, maturities of long-term debt are as follows:

       1999                                                                                $  436,055
       2000                                                                                   404,315
       2001                                                                                   435,704
       2002                                                                                    36,549
                                                                                           ----------
                                                                                           $1,312,623
                                                                                           ==========

NOTE F - RETIREMENT SAVINGS PLAN

     SIS has a defined contribution retirement plan that provides certain employees an opportunity to accumulate funds for their retirement. The Plan is a simple IRA and provides for discretionary matching contributions by SIS up to 3% of the employee's salary, up to a maximum of $6,000 of the employees' compensation. SIS made a matching contribution of $5,559 in 1998.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                DECEMBER 31, 1998


NOTE G - INCOME TAXES

     The provision for income taxes for the year ended December 31, 1998 follows:

       Current                                                                             $        -
       Deferred                                                                                81,300
                                                                                           ----------
                Total                                                                      $   81,300
                                                                                           ==========

     The provision for income taxes differed from the amount computed by applying the federal statutory rate of 34% to net income before income taxes primarily due to the effect of state income taxes and the establishment during 1998 of a valuation reserve of $92,000 against deferred tax assets.

     The tax effects of temporary differences and carryforwards which gave rise to a significant portion of deferred tax assets and liabilities at December 31, 1998 were as follows:

       Deferred tax assets
          Net operating loss carryforwards                                                 $  171,900
          Other                                                                                 9,800
                                                                                           ----------
                                                                                              181,700
          Less valuation allowance                                                             92,000
                                                                                           ----------

              Total deferred tax assets                                                        89,700

       Deferred tax liabilities
          Property and equipment                                                              295,300
                                                                                           ----------

              Total deferred tax liabilities                                                  295,300
                                                                                           ----------

              Net deferred tax liabilities                                                 $  205,600
                                                                                           ==========

     At December 31, 1998, the Company has federal and state net operating loss carryforwards approximating $208,000, expiring through 2013.

NOTE H - RELATED PARTY TRANSACTIONS

     A director and stockholder of SIS performs accounting services for SIS. Total professional fees paid to this firm approximated $4,642 for 1998.

     The Company leases office space from an entity owned in part by a stockholder of the Company. Total lease expense under this lease approximated $16,800 for 1998. This lease expires in 2006.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                DECEMBER 31, 1998


NOTE I - COMMITMENTS AND CONTINGENCIES

     1. Litigation

     The Company is subject to litigation occurring in the ordinary course of business. On the basis of information furnished by legal counsel and others, it is the opinion of management that no litigation has arisen that will have a material adverse effect on the financial position or results of operations of the Company.

     2. Contingent Payable

     As of December 31, 1998, included in accounts payable is approximately $322,000 which is due to one supplier. The supplier agreed to forgive $90,000 of this old accounts payable amount if the Company paid $200,000 of this obligation by June 30, 2000. The $200,000 payment was made by Surgical Laser Technologies and the $90,000 forgiveness was accounted for in connection with the Company's merger with Surgical Laser Technologies (see note J).

     3. Leased Facilities

     The Company leases office space from a related party. The minimum future rental payments under the lease which expires in 2006 are as follows:

       Year ending December 31,
       ------------------------
               1999                                        $ 16,800
               2000                                          16,800
               2001                                          16,800
               2002                                          16,800
               2003                                          16,800
               Thereafter                                    42,000
                                                           --------
                                                           $126,000
                                                           ========

NOTE J - MERGER

     Merger

     On June 1, 2000, the Company completed a merger with Surgical Laser Technologies (SLT), a Delaware corporation, pursuant to an Agreement and Plan of Reorganization (the "Reorganization") dated May 8, 2000. Under the terms of the Reorganization Agreement, SIS stockholders received $300,000 in cash and 350,000 shares of SLT common stock in exchange for all SIS common stock issued and outstanding immediately prior to the effective date of the Reorganization. The Reorganization will be accounted for under the purchase method of accounting.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Surgical Innovations & Services, Inc.:


We have audited the accompanying balance sheet of Surgical Innovations & Services, inc. (an Alabama corporation) as of December 31, 1999 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surgical Innovations & Services, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP


Birmingham, Alabama
April 21, 2000

                      SURGICAL INNOVATIONS & SERVICES, INC.

                                  BALANCE SHEET

                                DECEMBER 31, 1999



                                     ASSETS

CURRENT ASSETS:
    Cash                                                             $   22,511
    Accounts receivable, net of allowance for doubtful
      accounts of $5,375                                                318,729
    Inventories                                                         198,889
    Prepaids and other                                                   48,352
                                                                     ----------
              Total current assets                                      588,481

PROPERTY AND EQUIPMENT, net                                           2,825,450
                                                                     ----------
              Total assets                                           $3,413,931
                                                                     ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of capital lease obligations                  $   11,951
    Current maturities of long-term debt                                483,225
    Accounts payable                                                    493,821
    Accrued liabilities                                                  46,358
                                                                     ----------
              Total current liabilities                               1,035,355
                                                                     ----------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, net of
    current maturities                                                1,810,479
                                                                     ----------
deferred income taxes                                                   278,637
                                                                     ----------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY:
    Common stock, $1.00 par value, 5,000 shares authorized,
       1,000 shares issued and outstanding                                1,000
    Additional paid-in capital                                          245,161
    Retained earnings                                                    43,299
                                                                     ----------
              Total stockholders' equity                                289,460
                                                                     ----------
              Total liabilities and stockholders' equity             $3,413,931
                                                                     ==========



The accompanying notes are an integral part of this balance sheet.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                             STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


REVENUES                                                            $2,684,869

COST OF REVENUES                                                     1,647,090
                                                                    ----------
GROSS PROFIT                                                         1,037,779

OPERATING EXPENSES                                                     774,981
                                                                    ----------
INCOME FROM OPERATIONS                                                 262,798

OTHER INCOME (EXPENSE)
    Interest expense                                                  (132,009)
    Other income                                                        29,384
                                                                    ----------
INCOME BEFORE INCOME TAXES                                             160,173

PROVISION FOR INCOME TAXES                                              73,037
                                                                    ----------
              Net income                                            $   87,136
                                                                    ==========

BASIC AND DILUTED EARNINGS PER SHARE (Note 2)                       $       87
                                                                    ==========

WEIGHTED AVERAGE SHARES OUTSTANDING--BASIC AND DILUTED              $    1,000
                                                                    ==========

The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1999


                                                        Additional
                                         Common          Paid-In       Retained
                                          Stock          Capital       Earnings         Total
                                         -------      -----------      ---------      --------
BALANCE, December 31, 1998               $1,000         $245,161       $ (43,837)     $202,324

    Net income                                0                0          87,136        87,136
                                         ------         --------        --------      --------
BALANCE, December 31, 1999               $1,000         $245,161        $ 43,299      $289,460
                                         ======         ========        ========      ========





The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                       $   87,136
                                                                     ----------
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation                                                     318,622
       Provision for bad debt allowance                                   3,875
       Deferred income tax provision                                     73,037
       Changes in assets and liabilities:
           Accounts receivable                                          (74,582)
           Inventories                                                 (153,931)
           Other current assets                                         (28,523)
           Accounts payable                                              10,083
           Accrued liabilities                                           22,481
                                                                     ----------
              Net cash provided by operating activities                 258,198
                                                                     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                             (1,188,727)
                                                                     ----------
              Net cash used in investing activities                  (1,188,727)
                                                                     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of debt                                                  2,283,071
    Payments on debt                                                 (1,402,127)
                                                                     ----------
              Net cash provided by financing activities                 880,944
                                                                     ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                               (49,585)

CASH AND CASH EQUIVALENTS, beginning of year                             72,096
                                                                     ----------
CASH AND CASH EQUIVALENTS, end of year                               $   22,511
                                                                     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest                                           $  128,272
                                                                     ==========
NONCASH INVESTING AND FINANCING ACTIVITIES:
    Purchase of equipment under capital lease obligations            $   38,402
                                                                     ==========



The accompanying notes are an integral part of this statement.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


     1. THE COMPANY AND BASIS OF PRESENTATION

     Surgical Innovations & Services, Inc. ("SIS" or the "Company") was founded in 1993 to create a contract sales and distribution company providing laser services to hospitals. SIS is headquartered in Tuscaloosa, Alabama, and provides a certified technician to operate surgical lasers on a fee-per-case basis. SIS operates lasers for doctors performing urological, gynecological, cosmetic, and orthopedic procedures primarily in hospitals in the Southeastern United States.

     2. SIGNIFICANT ACCOUNTING POLICIES

     Accounts Receivable

     Accounts receivable represent amounts due from clients for services provided by the Company. Such amounts are recorded net of estimated allowances for bad debts. The Company regularly reviews its accounts receivable and makes provision for potentially uncollectible balances. At December 31, 1999, management believes the Company had incurred no material impairments to the carrying values of its accounts receivable, other than uncollectible amounts for which provisions had been made.

     Inventories

     Inventories consist primarily of disposable medical supplies and equipment. Inventories are stated at the lower of cost (first-in, first-out basis) or market.

     Property, Equipment, and Depreciation

     Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

     Laser units and laser accessories used for sales evaluation and demonstration purposes or those units/accessories used for development and medical training are capitalized and included in property and equipment. These capitalized units and accessories are being depreciated on a straight-line basis over a period of up to 10 years.

     Revenues and Expenses

     The Company's revenues are primarily derived from the performance of laser procedures under service contracts with hospitals and sales of disposable products used in conjunction with laser procedures. Revenues are recorded at the time services are performed or products are used. Cost of revenues consists primarily of the cost of disposable medical supplies and equipment used during the laser procedures and related labor costs.

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Earnings Per Share

     Earnings per share ("EPS") are calculated by dividing net income by the weighted average number of shares of common stock outstanding during the period. There are no dilutive shares issued or outstanding for the year ended December 31, 1999; therefore, basic and diluted EPS are equal.

     Impairment of Long-Lived Assets

     Pursuant to SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, SIS is required to evaluate the impairment of long-lived assets and certain identifiable intangible assets on a periodic basis. SIS reviews the realizability of its long-lived assets by analyzing the projected undiscounted cash flows and adjusts the net book value of the recorded assets when necessary. No such adjustments have been recorded in 1999.

     Concentrations

     In the normal course of business, the Company extends credit to its customers, which are primarily alternate-site health care providers. At December 31, 1999, approximately 10.5%, or $34,000, of accounts receivable was concentrated in one customer. Additionally, approximately 10.6%, or $285,000, of revenues were generated from one customer. Also, the Company purchases the majority of its laser supplies from one supplier.

     3. PROPERTY AND EQUIPMENT, NET

     As of December 31, 1999, property and equipment consists of:



                                                 Useful Lives          Amount
                                                 ------------        ----------

        Laser equipment                                10            $3,206,364
        Vehicles                                       5                380,088
        Furniture and office equipment                3-7                64,764
                                                                     ----------
                                                                      3,651,216
        Less accumulated depreciation                                  (825,766)
                                                                     ----------
        Net property and equipment                                   $2,825,450
                                                                     ==========

     At December 31, 1999, net property and equipment included $38,402 in assets recorded under capitalized lease arrangements (see Note 5).

     4. SHORT-TERM BORROWINGS

     At December 31, 1999, SIS had two available unused lines of credit. A $250,000 revolving line of credit is to be used for working capital purposes, extends through October 2000, and had an interest rate of 8.35% at December 31, 1999. A $350,000 line of credit is to be used for purchasing laser equipment and components, extends through October 2000, and bears interest at the 30-day LIBOR rate plus 245 basis points, 7.86% at December 31, 1999. Any outstanding borrowings under both lines of credit are 50% guaranteed by the Company's stockholders.

     The unused lines of credit contain various restrictive covenants, generally common to such loan agreements, with which the Company was in compliance at December 31, 1999.

     5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     The Company's long-term debt at December 31, 1999 consists of the following:

        Term note payable, due in monthly installments of $34,507, including interest at 30-day LIBOR plus 2.45% (8.58% at December 31, 1999) through
            October 31, 2003, secured by the Company's assets, half of outstanding
            debt guaranteed by the Company's stockholders                                $1,377,410

        Term note payable, due in monthly installments of $15,387, including interest at 30-day LIBOR plus 2.45% (8.58% at December 31, 1999) through
            October 25, 2004, secured by the Company's assets, half of outstanding
            debt guaranteed by the Company's stockholders                                   743,453

        Note payable, due in monthly installments of $904, including interest of
            8.75% through December 10, 2003, secured by a vehicle                            36,405

        Note payable, due in monthly installments of $804, including interest at
            8.75% through December 25, 2003, secured by a vehicle                            32,405

        Note payable, due in monthly installments of $800, including interest at
            8.70% through October 18, 2003, secured by a vehicle                             31,152

        Note payable, due in monthly installments of $792, including interest at
            8.50% through April 5, 2003, secured by a vehicle                                27,537

        Note payable, due in monthly installments of $623, including interest at
            8.00% through October 10, 2002, secured by a vehicle                             18,891
                                                                                         ----------
                   Total long-term debt                                                   2,267,253
        Less current maturities of long-term debt                                          (483,225)
                                                                                         ----------
                                                                                         $1,784,028
                                                                                         ==========

The Company's credit facilities contain various restrictive covenants, generally common to such loan agreements, with which the Company was in compliance at December 31, 1999.

     As of December 31, 1999, future minimum lease payments under capital lease obligations and maturities of debt are as follows:

                                                                   Capital
                                                                   Leases          Debt
                                                                   -------      -----------
        2000                                                       $15,751       $  483,225
        2001                                                        15,751          523,494
        2002                                                        13,775          565,160
        2003                                                             0          542,703
        2004                                                             0          152,671
                                                                   -------       ----------
        Total minimum lease payments and maturities                 45,277       $2,267,253
                                                                                 ==========

        Less amounts representing interest and taxes                 6,875
                                                                   -------
        Present value of minimum lease payments                     38,402
        Less current maturities of capital lease obligations        11,951
                                                                   -------
        Long-term portion of capital lease obligations             $26,451
                                                                   =======

     At December 31, 1999, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt.


     6. RETIREMENT SAVINGS PLAN

     SIS has a defined contribution retirement plan that provides certain employees an opportunity to accumulate funds for their retirement. The Plan is a simple IRA and provides for discretionary dollar for dollar matching contributions by SIS up to 3% of the employee's salary, up to a maximum of $6,000 of the employee's compensation. SIS made a matching contribution of $6,687 in 1999.

     7. INCOME TAXES

     The provision for income taxes for the year ended December 31, 1999 follows:

                    Current                             $     0
                    Deferred                             73,037
                                                        -------
                          Total                         $73,037
                                                        =======

     The provision for income taxes differed from the amount computed by applying the federal statutory rate of 34% to net income before income taxes primarily due to the effect of state income taxes.

     The tax effects of temporary differences and carryforwards which gave rise to a significant portion of deferred tax assets and liabilities at December 31, 1999 were as follows:

        Deferred tax assets:
            Net operating loss carryforwards                          $117,526
            Other                                                        7,802
                                                                      --------
                      Total deferred tax assets                        125,328

        Deferred tax liabilities:
            Property and equipment                                    (403,965)
                                                                      --------
                      Total deferred tax liabilities                  (403,965)
                                                                      --------
                      Net deferred tax liabilities                    $278,637
                                                                      ========

     At December 31, 1999, the Company has federal and state net operating loss carryforwards approximating $313,000. Net operating loss carryforwards of approximately $36,000, $172,000, and $105,000 will expire in the years 2012, 2013, and 2019, respectively.


     8. RELATED PARTY TRANSACTIONS

     A director and stockholder of SIS performs accounting services for SIS. Total professional fees paid to this firm approximated $10,000 for 1999.

     The Company leases office space from an entity owned in part by a stockholder of the Company. Total lease expense under this lease approximated $17,000 for 1999. This lease expires in 2006.

     9. COMMITMENTS AND CONTINGENCIES

     Litigation

     The Company is subject to litigation occurring in the ordinary course of business. On the basis of information furnished by legal counsel and others, it is the opinion of management that no litigation has arisen that will have a material adverse effect on the financial position or results of operations of the Company.

     Contractual Commitments

     Contractual obligations for purchases of equipment amounted to approximately $138,000 at December 31, 1999.

     Contingent Payable

     As of December 31, 1999, included in accounts payable is approximately $423,000 which is due to one supplier. Included in that amount is approximately $322,000 which represents invoices prior to December 31, 1998. If $200,000 of this old accounts payable amount with this supplier is paid by June 30, 2000, the supplier has agreed to forgive the remaining $90,000 old accounts payable.

     10. SUBSEQUENT EVENT

     Pending Merger

     On May 8, 2000, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization") with Surgical Laser Technologies ("SLT"), a Delaware corporation. Under the terms of the Reorganization Agreement, upon completion of the reorganization, SIS stockholders will receive approximately $300,000 in cash and 350,000 shares of SLT common stock in exchange for all SIS common stock issued and outstanding immediately prior to the effective date of the Reorganization. The Reorganization will be accounted for under the purchase method of accounting.

(b) Interim Financial Information of Surgical Innovations & Services, Inc.


                      SURGICAL INNOVATIONS & SERVICES, INC.
                           BALANCE SHEETS (UNAUDITED)
                        (In thousands, except par value)

                                                              Mar. 31, 1999       Mar. 31, 1998
                                                              -------------       -------------
ASSETS
Current assets:
  Cash                                                           $    31             $     3
  Accounts receivable                                                217                 246
  Inventories                                                         65                  60
  Other                                                               17                  20
                                                                 -------             -------
   Total current assets                                              330                 329

Property and equipment, net                                        2,115               1,745
                                                                 -------             -------
   Total assets                                                  $ 2,445             $ 2,074
                                                                 =======             =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                              $   495             $   345
  Accounts payable                                                   468                 228
  Accrued liabilities                                                 22                  24
                                                                 -------             -------
   Total current liabilities                                         985                 597
                                                                 -------             -------

Long-term debt                                                     1,051                 877
                                                                 -------             -------
Deferred income taxes                                                206                 124
                                                                 -------             -------

Stockholders' equity:
  Common stock, $1.00 par value, 5 shares authorized,
    1 share issued and outstanding                                     1                   1
  Additional paid-in capital                                         245                 245
  Accumulated (deficit) earnings                                     (43)                230
                                                                 -------             -------
   Total stockholders' equity                                        203                 476
                                                                 -------             -------
   Total liabilities and stockholders' equity                    $ 2,445             $ 2,074
                                                                 =======             =======


          The accompanying notes are an integral part of these interim financial statements.

                      SURGICAL INNOVATIONS & SERVICES, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)

                                                                        For the Quarter Ended:
                                                                    Mar. 31, 1999   Mar. 31, 1998
                                                                    -------------   -------------
Net sales                                                               $ 588            $476
Cost of sales                                                             398             260
                                                                        -----          ------
Gross profit                                                              190             216
                                                                        -----          ------

Operating expenses:
  Selling, general and administrative                                     161             148
                                                                        -----          ------

Operating income                                                           29              68

Interest expense                                                           28              30
                                                                        -----          ------
Income before income taxes                                                  1              38
Provision for income taxes                                                --              --
                                                                        -----          ------
Net income                                                              $   1          $   38
                                                                        =====          ======

Basic and diluted income per share                                      $1.00          $38.00
                                                                        =====          ======

Shares used in calculating basic and diluted income per share               1               1



          The accompanying notes are an integral part of these interim financial statements.

                      SURGICAL INNOVATIONS & SERVICES, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In thousands)

                                                                         For the Quarter Ended:
                                                                    Mar. 31, 1999     Mar. 31, 1998
                                                                    -------------     -------------
Cash Flows From Operating Activities:
  Net income                                                             $   1             $  38
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                          71                54
     Decrease in assets:
      Accounts receivable                                                   31                13
      Inventories                                                           10                 6
      Other assets                                                           3                 3

     (Decrease) Increase in liabilities:
      Accounts payable                                                     (46)               76
      Accrued liabilities                                                   (2)                1
                                                                         -----             -----
        Net cash provided by operating activities                           68               191
                                                                         -----             -----

Cash Flows From Investing Activities:
  Additions to property and equipment                                     --                 (73)

Cash Flows From Financing Activities:
  Payments on long-term debt                                              (109)             (126)
  Issuances of debt                                                       --                   3
                                                                         -----             -----
        Net cash used in financing activities                             (109)             (123)
                                                                         -----             -----

Net decrease in cash and cash equivalents                                  (41)               (5)

Cash and Cash Equivalents, Beginning of Period                              72                 8
                                                                         -----             -----

Cash and Cash Equivalents, End of Period                                 $  31             $   3
                                                                         =====             =====


Non Cash Investing and Financing Activities:
                                                                         -----             -----
  Purchase of equipment under long term debt obligations                 $ 269             $ 192
                                                                         =====             =====


          The accompanying notes are an integral part of these interim financial statements.

                      SURGICAL INNOVATIONS & SERVICES, INC.

                NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation:

The Unaudited Interim Financial Statements of Surgical Innovations & Services, Inc. ("SIS") for the quarters ended March 31, 1999 and March 31, 1998 have been prepared by SIS without audit by SIS's independent auditors. In the opinion of SIS's management, all adjustments necessary to present fairly the financial position, results of operations, and cash flows of SIS as of March 31, 1999 and March 31, 1998 and for the periods then ended have been made. Those adjustments consist only of normal and recurring adjustments.

Certain information and note disclosures normally included in SIS's annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in this Form 8-K filing.

The results of operations for the quarters ended March 31, 1999 and March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

(c) Pro Forma Combined Condensed Financial Data

The Unaudited Pro Forma Combined Statement of Operations of Surgical Laser Technologies, Inc. ("SLT") for the fiscal year ended January 2, 2000 and the three-month period ended April 2, 2000 (the "Pro Forma Statements of Operations"), and the Unaudited Pro Forma Combined Balance Sheet of the Company as of April 2, 2000 (the "Pro Forma Balance Sheet" and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated historical effect of the SIS acquisition. The Pro Forma Financial Statements do not reflect any anticipated cost savings from the SIS acquisition, or any synergies that are anticipated to result from the SIS acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Pro Forma Statements of Operations give pro forma effect to the SIS acquisition as if it had occurred on January 4, 1999. The Pro Forma Balance Sheet gives pro forma effect to the SIS acquisition as if it had occurred on April 2, 2000. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of SLT that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that SLT believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with SLT's Consolidated Financial Statements for the year ended January 2, 2000 filed with the Form 10-K.

The SIS acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily determined, and may be subject to further adjustment as further information becomes available and further analysis is made. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. Moreover, the categories of assets may be subject to further refinement, especially as to intangible assets other than goodwill, as further information becomes available and further analysis is conducted. These pro forma adjustments represent SLT's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that SLT believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the amounts, when finally determined, may differ substantially.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF APRIL 2, 2000
                        (In thousands, except par value)

                                                          Historical            Pro Forma      Pro Forma
                                                     SLT             SIS       Adjustments      Combined
                                                   --------       --------     -----------     ---------
ASSETS
Current assets:
  Cash and cash equivalents                        $  1,045       $     30      ($   300)(1a)  $    775
  Short-term investments                              2,616           --            --            2,616
  Accounts receivable                                 1,105            248          --            1,353
  Inventories                                         1,777            258          --            2,035
  Other                                                 190             42          --              232
                                                   --------       --------      --------       --------
   Total current assets                               6,733            578          (300)         7,011

Property and equipment, net                             589          2,811          --            3,400
Patents and licensed technology, net                    491           --            --              491
Other assets                                             68           --             507(1c)        575
                                                   --------       --------      --------       --------
   Total assets                                    $  7,881       $  3,389      $    207       $ 11,477
                                                   ========       ========      ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                $    104       $    531      ($   497)(5)   $    138
  Accounts payable                                      543            571          --            1,114
  Accrued liabilities                                   408             39            89 (1b)       536
                                                   --------       --------      --------       --------
   Total current liabilities                          1,055          1,141          (408)         1,788
                                                   --------       --------      --------       --------

Long-term debt                                           14          1,680           497 (5)      2,191
                                                   --------       --------      --------       --------
Deferred income taxes                                  --              279          (279)(3)         --
                                                   --------       --------      --------       --------

Stockholders' equity:
   Common stock                                          20              1             2 (4a)        23
   Additional paid-in capital                        33,033            245           438 (4b)    33,716
   Accumulated (deficit) earnings                   (26,234)            43           (43)(4c)   (26,234)
   Deferred compensation                                 (7)          --            --               (7)
                                                   --------       --------      --------       --------
   Total stockholders' equity                         6,812            289           397          7,498
                                                   --------       --------      --------       --------
   Total liabilities and stockholders' equity      $  7,881       $  3,389      $    207       $ 11,477
                                                   ========       ========      ========       ========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 2, 2000
                      (In thousands, except per share data)

                                                                   Historical                  Pro Forma       Pro Forma
                                                                      SLT           SIS       Adjustments      Combined
                                                                  ----------     --------     -----------      ---------
Net sales                                                         $  7,951       $  2,685           --         $ 10,636
Cost of sales                                                        3,386          1,647           --            5,033
                                                                  --------       --------       --------       --------
Gross profit                                                         4,565          1,038           --            5,603
                                                                  --------       --------       --------       --------

Operating expenses:
  Selling, general and administrative                                4,427            775             25(2)       5,227
  Product development                                                  741           --             --              741
  Non-recurring charges                                              1,440           --             --            1,440
                                                                  --------       --------       --------       --------
                                                                     6,608            775             25          7,408
                                                                  --------       --------       --------       --------

Operating income (loss)                                             (2,043)           263            (25)        (1,805)

Interest expense                                                       304            132           --              436
Interest income                                                       (270)          --               17 (6)       (253)
Other income                                                          (194)           (29)          --             (223)
                                                                  --------       --------       --------       --------
Income (loss) before income taxes                                   (1,883)           160            (42)        (1,765)
Provision for income taxes                                            --               73            (73)(3)         --
                                                                  --------       --------       --------       --------
Net income (loss)                                                 ($ 1,883)      $     87             31       ($ 1,765)
                                                                  ========       ========       ========       ========

Basic and diluted loss per share                                                                               ($  0.76)(7)

Shares used in calculating basic and diluted loss per share                                                       2,328 (7)
                                                                  ========       ========       ========       ========



    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED APRIL 2, 2000
                      (In thousands, except per share data)

                                                                         Historical                 Pro Forma       Pro Forma
                                                                             SLT          SIS      Adjustments      Combined
                                                                         ----------     -------    -----------      ---------
Net sales                                                                 $ 1,837       $   712          --         $ 2,549
Cost of sales                                                                 772           547          --           1,319
                                                                          -------       -------       -------       -------
Gross profit                                                                1,065           165          --           1,230
                                                                          -------       -------       -------       -------

Operating expenses:
  Selling, general and administrative                                         880           200             6 (2)     1,086
  Product development                                                         146          --            --             146
                                                                          -------       -------       -------       -------
                                                                            1,026           200             6         1,232
                                                                          -------       -------       -------       -------

Operating income (loss)                                                        39           (35)           (6)           (2)

Interest expense                                                                9            47          --              56
Interest income                                                               (57)         --               4 (6)       (53)
                                                                          -------       -------       -------       -------
Income (loss) before income taxes                                              87           (82)          (10)           (5)
Provision for income taxes                                                   --            --            --            --
                                                                          -------       -------       -------       -------
Net income (loss)                                                         $    87       ($   82)      ($   10)      ($    5)
                                                                          -------       -------       -------       -------

Basic and diluted loss per share                                                                                    ($ 0.00)(7)

Shares used in  calculating  basic and diluted  loss
per share                                                                                                             2,328 (7)
                                                                          =======       =======       =======       =======


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

               SURGICAL LASER TECHNOLOGIES, INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Preliminary allocation of purchase price to identifiable net assets and goodwill:

SLT has accounted for the acquisition of SIS under purchase accounting. As a result, the purchase price has been allocated to the fair market value of the net assets acquired, with the excess allocated to goodwill. Listed below is the schedule of the preliminary allocation of goodwill. This schedule has been calculated based on information available to SLT. The actual allocation of the purchase price and the resulting effects on income may differ significantly from that presented in the Pro Forma Financial Statements and the notes thereto.

                                                                         (in thousands)
    (a) Cash payment to SIS owners                                            $300
         Issuance of 350,000 shares of SLT's Common Stock to SIS owners        686
    (b) Accrue for miscellaneous acquisition costs                              89
                                                                             -----
            Total purchase price                                             1,075
        Fair market value of net assets acquired                               568
                                                                             -----
    (c) Goodwill                                                              $507
                                                                             =====

2. Goodwill Amortization:

SLT will amortize the goodwill from the SIS acquisition over a 20-year straight-line basis. The following presents the effects of the amortization of goodwill on the Pro Forma Combined Statement of Operations (in thousands):

                                          Year Ended         Period Ended
                                       January 2, 2000       April 2, 2000
                                       ---------------       -------------
                                          S, G, & A            S, G, & A
                                       ---------------       -------------
        Amortization of Goodwill             $25                  $6

3. Treatment of Tax Liabilities:

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), the deferred tax liability of SIS will be absorbed by the net operating loss carryforwards and temporary differences of SLT and as a result, are eliminated as a pro forma adjustment.

Also in accordance with SFAS 109, the income tax expense of SIS for the year ended January 2, 2000 is eliminated as a pro forma adjustment due to the elimination of income tax expense in consolidation with the net operating losses of SLT.

4. Adjustments to Stockholders'Equity:

The adjustments to common stock, paid in capital, and retained earnings as a result of the SIS acquisition are as follows (in thousands):


      (a)  Common Stock:
               Issuance of 350,000 shares of common stock of $0.01 par value per share         $3
               Elimination of SIS common stock                                                 (1)
                                                                                             ----
                  Total                                                                        $2
                                                                                             ====

      (b)  Paid-in Capital:
               Issuance of 350,000 shares of common stock valued at $1.96 per share          $686
               Estimated stock registration costs                                              (3)
               Elimination of SIS paid-in capital                                            (245)
                                                                                             ----
                  Total                                                                      $438
                                                                                             ====

      (c)  Retained Earnings:
                Elimination of SIS retained earnings                                          (43)

5. Refinancing of Debt:

As of April 2, 2000, SIS had outstanding debt obligations to AmSouth Bank in the amount of $2.1 million. This debt was secured by personal guarantees of the stockholders of SIS. In accordance with the terms of the SIS acquisition, SLT was obliged to secure funding of this debt, and thus cause AmSouth Bank to remove the personal guarantees. As a result, concurrent with the SIS acquisition, SLT obtained a $3 million credit facility from AmSouth Bank to replace the term debt of SIS. This $3 million credit facility has a commitment term of 3 years and is secured by SLT's business assets, including collateralization with the bank of $2 million of SLT's cash and short-term investments. The credit facility permits the deferment of principal payments until the end of the commitment term.

The pro forma adjustment on the Pro Forma Balance Sheet represents the transfer of this term debt to the credit facility. The interest rate on the credit facility, floating LIBOR +2.25%, is similar to the interest rate on the term debt of SIS. As a result, there is no pro forma adjustment recorded for changes in interest expense on the Pro Forma Financial Statements.

6. Adjustment to Interest Income:

The cash payment included in the acquisition cost of SIS of $300,000 resulted in a reduction in interest income of $17,000 and $4,000 in the Pro Forma Statement of Operations for the year ended January 2, 2000 and quarter ended April 2, 2000, respectively.

7. Shares used in calculation of loss per share:

The shares used in the calculation of loss per share includes 350,000 shares of Common Stock issued to the stockholders of SIS in accordance with the terms of the acquisition.

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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has caused this report to be signed on behalf by the undersigned thereunto duly authorized:

Dated: August 14, 2000                SURGICAL LASER TECHNOLOGIES, INC.


                                      By: /s/ Davis Woodward
                                          --------------------------------------
                                      Davis Woodward
                                      Vice President and Chief Financial Officer


                                      Signing on behalf of the Company
                                      and as principal financial officer.




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